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                                                                    EXHIBIT 10.8

                              DALEEN HOLDINGS, INC.

                                    FORM OF
                          CERTIFICATE OF DESIGNATIONS
             PURSUANT TO SECTION 151 OF THE GENERAL CORPORATION LAW
                            OF THE STATE OF DELAWARE

               SERIES A CONVERTIBLE REDEEMABLE PIK PREFERRED STOCK

                                       AND

              SERIES A-1 CONVERTIBLE REDEEMABLE PIK PREFERRED STOCK

      Daleen Holdings, Inc., a Delaware corporation (the "Corporation"), certifies that, pursuant to the authority contained in Article FOURTH of its Certificate of Incorporation, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors has adopted the following resolution creating two series of its Preferred Stock, par value $0.01 per share, designated as Series A Convertible Redeemable PIK Preferred Stock and Series A-1 Convertible Redeemable PIK Preferred Stock:

      RESOLVED, that two series of Preferred Stock, par value $0.01 per share, of the Corporation is hereby created, and that the designation and amount thereof and the voting powers, preferences, and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations, or restrictions thereof, are as follows:

      Section 1. Designation and Amount. The shares of a series shall be designated as Series A Convertible Redeemable PIK Preferred Stock (the "Series A Preferred Stock"), and the number of shares constituting such series shall be four hundred twenty-five thousand (425,000). The shares of a series shall be designated as Series A-1 Convertible Redeemable PIK Preferred Stock (the "Series A-1 Preferred Stock" and, together with the Series A Preferred Stock, the "Preferred Stock"), and the number of shares constituting such series shall be seventy-five thousand (75,000).

      Section 2. Dividends.

            (a) The holders of the shares of Preferred Stock shall be entitled to receive, when, as and if properly declared by the Board of Directors, out of funds legally available therefore, prior and in preference to any declaration or payment of any dividend (payable other than in shares of Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this Corporation) on the Common Stock of this

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Corporation, cumulative dividends on each outstanding share of Preferred Stock
(the "Series A Dividend"), payable at a rate per annum of 8%, compounded quarterly, of $100 per share (the "Original Issue Price," and as appropriately adjusted in the event of any stock splits, stock dividends, combinations, or recapitalizations affecting such shares, the "Series A Stated Amount"). Upon the occurrence of a Trigger Event (as defined below), the Series A Stated Amount shall be recalculated from the original issue date of the Preferred Stock to the date of the Trigger Event using an Original Issue Price equal to $150. Upon the occurrence of a Trigger Event, any accrued and unpaid dividends in respect of the Preferred Stock shall be recalculated using the revised Series A Stated Amount calculated as set forth in the immediately preceding sentence. The Series A Dividends shall be payable quarterly in arrears on January 15th, April 15th, July 15th and October 15th of each year or, if any such date is not a Business Day (as defined in Section 2(e)), on the next succeeding Business Day (each, a "Dividend Payment Date" and each such quarterly period being, a "Dividend Period"), commencing on the first Dividend Payment Date following the Closing Date (as such term is defined in the Investment Agreement (as defined below)). The Series A Dividends, or any portion thereof, may be paid in the sole discretion of the Corporation but subject to any restrictions contained in its financing agreements, in cash or in a number of additional shares (and/or fractional shares) of Series A Preferred Stock in respect of the Series A Preferred Stock or Series A-1 Preferred Stock in respect of Series A-1 Preferred Stock equal to the result obtained by dividing the aggregate amount of such Series A Dividends not paid in cash by the Series A Stated Amount; provided, however that the Series A Dividends shall only be paid in cash with the consent of holders of a majority of the outstanding shares of Preferred Stock. For purposes herein, "Trigger Event" means the Corporation's failure to achieve at least two of the three financial trigger levels at and as of the end of any measurement period beginning on the Closing Date as defined in that certain Investment Agreement, dated as of May 6, 2004, by and among the Corporation and the other parties thereto, as the same may be amended or modified from time to time (the "Investment Agreement"), all as more fully described on Schedule 7.2 to the Investment Agreement. Any adjustments to the Series A Preferred Stock hereunder as a result of the occurrence of a Trigger Event shall be deemed a purchase price adjustment under the Investment Agreement.

      (b) The Series A Dividends shall accrue and be cumulative from the Closing Date (as such term is defined in the Investment Agreement), whether or not the Corporation has earnings or profits, whether or not there are funds legally available for the payment of such Series A Dividends on any Dividend Payment Date or at any time during any Dividend Period and whether or not Series A Dividends are declared or paid. Except as provided above, accrued but unpaid Series A Dividends shall not bear interest, or any sum of money in lieu of interest.

      (c) The amount of the Series A Dividends payable for each full Dividend Period shall be computed by dividing the annual dividend rate by four. The amount of Series A Dividends payable for any period less than a full Dividend Period shall be determined on the basis of twelve 30-day months and a 360-day year. Series A Dividends shall be paid to the holders of record of shares of Preferred Stock as each appears in the stock register of the Corporation on the close of business on the record date therefore. For purposes of this Section 2(c), "record date" means, with respect to the Series A Dividend payable on January 15th, April 15th, July 15th or October 15th respectively, of each year, the immediately preceding January 1st, April 1st, July 1st or

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October 1st, respectively, or on such other record date, not exceeding sixty
(60) days preceding the Dividend Payment Date, as shall be fixed by the Board of Directors.

      (d) During any period when the Corporation has failed to pay a Series A Dividend and until all unpaid Series A Dividends, whether or not declared, shall have been paid in full or declared and set apart for payment, the Corporation shall not: (i) authorize, declare, set apart for payment or pay dividends, or make any other distributions, on the Corporation's Common Stock or any class or series of the Corporation's capital stock ranking on liquidation junior to the Preferred Stock (such Common Stock and other classes or series being collectively referred to as "Junior Stock") or any other class or series of preferred stock ranking on parity with the Preferred Stock (such classes or series of preferred stock being collectively referred to as "Parity Stock"), other than dividends or distributions payable in shares of Junior Stock, or (ii) redeem, purchase or otherwise acquire for consideration (or pay or make available any moneys for a sinking fund for the redemption of such shares) any shares of Junior Stock or Parity Stock, other than redemptions, purchases or other acquisitions of shares of Junior Stock or such preferred stock in exchange for any shares of Junior Stock. During any period when dividends are not so paid in full (or a sum sufficient for such full payment is not set apart for payment) upon the shares of Preferred Stock and Parity Stock, all distributions authorized or declared upon the shares of Preferred Stock and any such other class or series of preferred stock shall be authorized and declared pro rata so that the amount of distributions authorized or declared per share on the shares of Preferred Stock and such class or series of preferred stock shall in all cases bear to each other the same ratio that accrued and unpaid distributions per share on the Preferred Stock and such class or series of preferred stock bear to each other.

      (e) In the event the Corporation shall make or issue, or shall fix a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution with respect to the Common Stock payable in (i) securities of the Company other than shares of Common Stock, (ii) cash, or (iii) assets, then, and in each such event, the holders of the Preferred Stock shall receive, at the same time such distribution is made with respect to the Common Stock, the number of securities, amount of cash or such other assets of the Company that they would have received had the Preferred Stock owned by them been converted, in accordance with Section 4(a) hereof, into Common Stock immediately prior to the record date for determining holders of Common Stock entitled to receive such distribution.

      (f) For purposes of this Section 2, "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

      Section 3. Liquidation, Dissolution or Winding Up Rights.

      (a) Liquidation Preference. Upon the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary (a "Liquidation Event"), the aggregate assets of the Corporation available for distribution to holders of the Corporation's capital stock of all classes, whether such assets are capital, surplus, or capital earnings (the "Proceeds") shall be distributed as follows:

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      (i)   each holder of shares of Series A Preferred Stock shall be entitled to receive, prior and, in preference to any distribution of any assets or surplus funds of the Corporation to the holders of Series A-1 Preferred Stock and Junior Stock by reason of their ownership thereof, an amount per share of Series A Preferred Stock (such amount, as appropriately adjusted in the event of any stock splits, stock dividends, combinations, or recapitalizations affecting such shares, the "Invested Capital Preference") held by such holder equal to the sum of (A) the Original Issue Price plus (B) an amount equal to cumulative dividends on each outstanding share of Series A Preferred Stock calculated at a rate per annum of 8%, compounded quarterly, on the Original Issue Price less any dividends paid prior to such time in respect of the Series A Preferred Stock. If the Proceeds are insufficient to pay the holders of shares of Series A Preferred Stock the full amount of the Invested Capital Preference to which they shall be entitled, the holders of shares of Series A Preferred Stock shall share ratably in any distribution of Proceeds according to the amounts which would be payable with respect to the Series A Preferred Stock held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full.

      (ii) after the payment of the Invested Capital Preference or funds necessary for such payment shall have been set aside by the Corporation in trust for the account of holders of the Series A Preferred Stock so as to be available for such payments and before any additional distribution may be made with respect to the Junior Stock or any other series of capital stock, each holder of shares of Series A-1 Preferred Stock shall be entitled to receive an amount per share of Series A-1 Preferred Stock (such amount, as appropriately adjusted in the event of any stock splits, stock dividends, combinations, or recapitalizations affecting such shares, the "Series A-1 Preference") held by such holder equal to the sum of (A) the Original Issue Price plus (B) an amount equal to cumulative dividends on each outstanding share of Series A-1 Preferred Stock calculated at a rate per annum of 8%, compounded quarterly, on the Original Issue Price less any dividends paid prior to such time in respect of the Series A-1 Preferred Stock. If the Proceeds are insufficient to pay the holders of shares of Series A-1 Preferred Stock the full amount of the Series A-1 Preference to which they shall be entitled, the holders of shares of Series A-1 Preferred Stock shall share ratably in any distribution of Proceeds according to the amounts which would be payable with respect to the Series A-1 Preferred Stock held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full.

      (iii) after the payment of the Invested Capital Preference and the Series A-1 Preference or funds necessary for such payment shall have been set aside by the Corporation in trust for the account of holders of the Preferred Stock so as to be available for such payments and before any additional distribution may be made with respect to the Junior Stock or any other series of capital stock, each holder of shares of Preferred Stock shall be entitled to receive an additional amount per share of Preferred Stock (such amount, as appropriately adjusted in the event of any stock splits, stock dividends, combinations, or recapitalizations affecting such shares, the "Preferred Preference") held by such holder equal to the excess of (A) the sum of (x) the Series A Stated Amount plus (y) any accrued but unpaid dividends over (B) the amounts paid or payable in respect of each share of Preferred Stock pursuant to Sections 3(a)(i) and 3(a)(ii). If the Proceeds are insufficient to pay the holders of shares of Preferred Stock the full amount of the Preferred Preference to which they shall be entitled, the holders of shares of Series A Preferred Stock and Series A-1 Preferred Stock shall share ratably in any distribution of Proceeds according to the amounts which would be payable with respect to the Series A Preferred Stock

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and Series A-1 Preferred Stock held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full. After payment in full of the Invested Capital Preference, the Series A-1 Preference and the Preferred Preference, the holders of the Preferred Stock will not be entitled to any further participation in any distribution of assets by the Corporation.

      (iv) Notwithstanding the foregoing, upon a Liquidation Event, the holders of shares of Preferred Stock shall be entitled to receive the greater of (a) the amounts set forth in Sections 3(a)(i)-(iii) and (b) the amount payable in respect of the Common Stock issuable upon conversion of such shares of Preferred Stock as if the share of Preferred Stock had been converted in accordance with
Section 4(a) hereof immediately prior to the Liquidation Event.

      (b) Certain Transactions. For purposes of this Section 3, unless the holders of at least a majority of the Preferred Stock then outstanding shall determine otherwise (i) the acquisition of this Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of this Corporation; or (ii) a sale, conveyance or other disposition of all or substantially all of the assets of this Corporation shall be deemed to be a Liquidation Event. This Corporation shall give each holder of record of Preferred Stock written notice of such impending transactions not later than twenty (20) days prior to the stockholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 3, and this Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after this Corporation has given the first notice provided for herein or sooner than ten (10) days after this Corporation has given the first notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of a majority of the outstanding shares of Preferred Stock.

      Section 4. Conversion.

      (a) Voluntary Conversion. Each share of Preferred Stock shall be convertible, at the option of the respective holder thereof, subject to the limitations set forth below, at any time at the office of the Corporation or at such other additional office or offices, if any, as the Board of Directors may designate, into the number of fully paid and non-assessable shares of Common Stock obtained by dividing the Series A Stated Amount plus all accrued but unpaid dividends thereon by the Conversion Price (as defined below) in effect at the time of conversion. The "Conversion Price" means the conversion price at which shares of Common Stock shall be deliverable upon conversion of each share of Preferred Stock without the payment of additional consideration by the holder thereof. The initial Conversion Price shall equal $25.

      (b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into a number of fully paid and non-assessable shares of Common Stock as calculated above (i) if holders of a majority of the then outstanding shares of Preferred Stock consent in writing to such conversion, or
(ii) upon consummation of a Qualified Public Offering (as defined

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below). A "Qualified Public Offering" is an underwritten public offering of shares of the Common Stock of the Corporation under the Securities Act of 1933, as amended, by a nationally recognized investment banking firm where the shares are listed on the New York Stock Exchange, NASDAQ National Market, or any other nationally recognized securities exchange at a public offering price per share (subject to adjustment for any stock dividend, stock split, combination, or recapitalization) at least equal to three times the Conversion Price in an offering with gross aggregate proceeds to the Corporation, before deducting underwriting commissions, of not less than $50,000,000.

      (c)   Mechanics of Conversion

            (i) No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock; provided, however, that all shares of Preferred Stock being converted at one time by a holder shall be aggregated (even if they are represented by more than one certificate) in determining whether a holder would receive a fractional share of Common Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the greater of
(i) the then applicable Conversion Price or (ii) the Fair Market Value (as defined hereinafter) of a share of Common Stock. The term "Fair Market Value" of a share of Common Stock shall mean, as of any given date, the closing sales price of a share of Common Stock on such date on the principal national securities exchange on which the Common Stock is then traded or, if the Common Stock is not then traded on a national securities exchange, the closing sales price or, if none, the average of the bid and asked prices of the Common Stock on such date as reported on the National Association of Securities Dealers Automated Quotation System ("Nasdaq"); provided, however, that, if there were no sales reported as of such date, Fair Market Value shall be computed as of the last date preceding such date on which a sale was reported; provided, further, that, if any such exchange or quotation system is closed on any day on which Fair Market Value is to be determined, Fair Market Value shall be determined as of the first date immediately preceding such date on which such exchange or quotation system was open for trading. If the Common Stock is not admitted to trade on a securities exchange or quoted on Nasdaq, the Fair Market Value of a share of Common Stock as of any given date shall be as determined by the Board of Directors of the Corporation, in its sole and absolute reasonable discretion, which determination may be based on, among other things, the opinion of one or more independent and reputable appraisers (at the expense of the Corporation) qualified to value companies in the Corporation's line of business. Except in the case of an automatic conversion pursuant to Section 4(b) hereof, before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock and shall give written notice to the Corporation at such office that the holder elects to convert the same. Upon the date of an automatic conversion pursuant to Section 4(b) hereof, any party entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date, whether or not such holder has surrendered the certificate or certificates for such holder's shares of Preferred Stock. A holder surrendering his or her certificate or certificates shall notify the Corporation of the name or names of such holder's nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter (and, in any event, within

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twenty (20) days of such surrender), issue and deliver at the office of the
Corporation to such holder of Preferred Stock or to such holder's nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid, together with cash in lieu of any fraction of a share as provided herein. Except in the case of an automatic conversion pursuant to Section 4(b) hereof, such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

            (ii) The Corporation shall at all times when the Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, solely for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock. Before taking any action that would cause an adjustment reducing the Conversion Price, as the case may be, below the then par value of the shares of Common Stock issuable upon conversion of the Preferred Stock, the Corporation will take any corporate action that may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price. If at any time there are insufficient authorized and unissued shares of Common Stock for the Corporation to be able to issue the full number of shares of Common Stock then issuable on conversion of all of the then outstanding shares of Preferred Stock, the Corporation shall take such actions, including obtaining the vote of the holders of its shares of capital stock, necessary to cause its Certificate of Incorporation to be amended to increase the number of authorized shares of Common Stock by the required amount.

      (d) Adjustment of Conversion Price Pursuant to Stock Dividends, Stock Splits or Similar Events. If the Corporation: (i) declares or pays a dividend or makes a distribution on its Common Stock in shares of its Common Stock; (ii) subdivides its outstanding shares of Common Stock into a greater number of shares (by stock split, reclassification or otherwise, other than by a dividend in Common Stock or in a right to acquire Common Stock); (iii) combines or consolidates its outstanding shares of Common Stock into a smaller number of shares; or (iv) increases the number of outstanding shares of Common Stock through a recapitalization, reclassification, exchange, substitution or similar event; then the Conversion Price in effect immediately prior to such action shall, concurrently with the effectiveness of such event, be proportionately adjusted by multiplying the then Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such event, and the product so obtained shall thereafter be the Conversion Price in effect, so that the holder of a share of Preferred Stock thereafter converted may receive the aggregate number of shares of Common Stock of the Corporation that such holder would have owned immediately following such action if such shares of Preferred Stock had been converted immediately prior to such action.

      (e) Special Definitions. For purposes of Section 4(f), the following definitions shall apply:

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            (i)   "Additional Shares of Common Stock" shall mean, as to the
Preferred Stock, any or all shares of Common Stock issued by the Corporation after the Issue Date, other than:

                  (A) pursuant to incentive or non-qualified stock options issued to employees, consultants or directors (1) under the Corporation's Management Equity Incentive Plan in which case the Corporation may issue options or other awards for up to 446,617 shares of Common Stock (as appropriately adjusted for any stock split, stock dividend, reverse stock split, stock combination, reclassification of the Common Stock, merger, consolidation or other similar event) (as it may be amended from time to time (x) upon approval of the holders of a majority of the outstanding shares of Preferred Stock or (y) upon the occurrence of a Trigger Event in accordance with Section 9(h) of that certain Registration Rights Agreement, dated as of ________ ___, 2004, by and among the Corporation and the other parties thereto, as the same may be amended or modified from time to time) or (2) under any other duly approved option plan or similar compensation plan approved by the Board of Directors and consented to in writing by, or by a vote at a meeting of, the holders of a majority of the then outstanding shares of Preferred Stock (in each case including any options that are reissued as a result of forfeiture and any and all shares of Common Stock issued upon the exercise thereof);

                  (B) shares of capital stock of the Corporation or options or warrants to purchase shares of capital stock of the Corporation issued with the consent of the Corporation' Board of Directors and the holders of a majority of the outstanding shares of Preferred Stock;

                  (C) shares of Common Stock issued upon the conversion of shares of Preferred Stock;

                  (D) shares of Common Stock issued or Preferred Stock issued as a result of any stock dividend, stock split, combination, reclassification, exchange or substitution for which an adjustment is provided herein;

                  (E) securities issued pursuant to or after consummation of Qualified Public Offering;

                  (F) shares of Series A Preferred Stock issued pursuant to the Investment Agreement and shares of Series A-1 Preferred Stock and Common Stock issued pursuant to the Daleen Merger Agreement and Protek Stock Purchase Agreement (as defined in the Investment Agreement); and

                  (G) securities issued or sold pursuant to the conversion, exchange or exercise of any Convertible Securities or Options.

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            (ii)  "Convertible Securities" shall mean any evidences of indebtedness, shares (other than Common Stock or Preferred Stock) of capital stock or other securities directly or indirectly convertible into or exchangeable for Common Stock.

            (iii) "Option" shall mean an option, warrant or other right to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

            (iv) "Issue Date" of a share of Preferred Stock shall mean the date on which the Corporation initially issues such share, regardless of the number of times the transfer of such share shall be made on the Corporation's stock transfer records and regardless of the number of certificates that may be issued to evidence such share.

      (f) Adjustment of the Conversion Price Pursuant to Issuance of Additional Securities.

            (i) Subject to the provisions of Section 4(f)(ii) and Section 4(f)(iii) below, no adjustment in the number of shares of Common Stock into which the Preferred Stock is convertible shall be made by adjustment in the Conversion Price of the Preferred Stock in respect of the issuance or deemed issuance of Additional Shares of Common Stock or otherwise, unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Conversion Price of the Preferred Stock in effect on the date of, and immediately prior to, the issue of such Additional Shares of Common Stock.

            (ii) If the Corporation at any time or from time to time after the initial Issue Date shall issue any Options or Convertible Securities (other than those excluded from the definition of Additional Shares of Common Stock) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, except as provided in Section 4(f)(ii)(D), the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                  (A) no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                  (B) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, pursuant to any provisions designed to protect against dilution, or otherwise, for any increase or decrease in the consideration payable to the Corporation, or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent

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            adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                  (C) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities that shall not have been exercised (collectively, "Unexercised Rights"), the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if

                        (1) in the case of Convertible Securities or Options, only the Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities that were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

                        (2) in the case of Options for Convertible Securities or Preferred Stock, only the Convertible Securities or shares of Preferred Stock, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issued of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 4(f)(iv)) upon the issue of the Convertible Securities or Preferred Stock with respect to which such Options were actually exercised;

                  (D) no readjustment pursuant to clause (B) or (C) above shall have the effect of increasing the Conversion Price to an amount that exceeds the lower of (i) the Conversion Price on the original date on which an adjustment was made pursuant to this
            Section 4(f)(ii) with respect to such issuance, or (ii) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between such original adjustment date and the date on which a readjustment is made pursuant to clause
            (B) or (C) above;

                  (E) in the case of any Options that expire by their terms not more than thirty (30) days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the exercise of any such Options;

                  (F) if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price that became effective on such record date shall be canceled and readjusted to the Conversion Price that would have been obtained had such Options or Convertible Securities not been issued as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this Section 4(f)(ii) as of the actual date of their issuance.

            (iii) If the Corporation shall issue Additional Shares of Common Stock, including Additional Shares of Common Stock deemed to be issued pursuant to Section 4(f)(ii), without consideration or for a consideration per share less than the Conversion Price of the Preferred Stock in effect on the date of and immediately prior to such issue ("Applicable Conversion Price"), then the Conversion Price of the Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest one hundredth (1/100) of a cent) determined by multiplying such Conversion Price by a fraction (x) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue (including shares of Common Stock issuable upon conversion of any outstanding Preferred Stock), plus (2) the number of shares of Common Stock that the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Applicable Conversion Price, and (y) the denominator of which shall be
(1) the number of shares of Common Stock outstanding immediately prior to such issue (including shares of Common Stock issuable upon conversion of any outstanding Preferred Stock), plus (2) the number of such Additional Shares of Common Stock so issued. For purposes of the above calculation, the number of shares of Common Stock outstanding immediately prior to such issue shall be calculated on a fully diluted basis, as if all shares of Preferred Stock had been fully converted into shares of Common Stock immediately prior to such issuance.

            (iv) For purposes of this Section 4(f), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                  (A)   Cash and Property: Such consideration shall:

                        (1) insofar as it consists of cash, be the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                        (2) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                        (3) in the event Additional Shares of Common Stock are issued together with other shares of securities or other assets of the

                        Corporation for a single undivided consideration, be the proportion of such consideration so received allocable to such Additional Shares of Common Stock computed as provided in clauses (1) and (2) above, as determined in good faith by the Board of Directors.

                  (B) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 4(f)(ii) shall be determined by dividing:

                        (1) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                        (2) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

      (g) Conversion Notice. Whenever the Conversion Price or is adjusted, the Corporation will give notice by first class or registered mail, postage prepaid, to the holders of record and each transfer agent, if any, of Preferred Stock at the address for each such holder last shown on the Corporation's records (or the records of such transfer agent). Such notice shall be made within fifteen (15) days after the effective date of such adjustment and shall state the adjustment and the adjusted Conversion Price. The adjustment shall become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision or combination or recapitalization, reclassification, exchange, substitution or similar event. Such adjustment shall be made successively whenever any event listed above shall occur. Notwithstanding the foregoing notice provisions, failure by the Corporation to give such notice or a defect in such notice shall not affect the binding nature of such corporate action of the Corporation.

      (h)   Reserved.

      (i) Adjustments for Reclassification and Reorganization. If the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section 4(d) above), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock that the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Preferred Stock immediately before that change.

      (j) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all of the provisions of Sections 4(d) and 4(f) and in the taking of all such actions as may be necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against impairment.

      (k) Notices of Record Date. If the Corporation shall propose at any time: (i) to declare a dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend, and whether or not out of earnings or earned surplus; (ii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or (iii) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; then, in connection with each such event, the Corporation shall send to the then holders of Preferred Stock at least twenty (20) days' prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in clauses (2) and (3) above.

      (l) Issue Taxes. The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of Common Stock on conversion of the Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with such conversion.

      Section 5. Voting Rights. In addition to any other rights provided by law, each share of Preferred Stock shall have the voting rights set forth in this
Section 5.

      (a) Except as otherwise provided in Sections 5(b) and 6(a) below, each holder of outstanding shares of Preferred Stock shall be entitled to the number of votes equal to the aggregate number of shares (including fractional shares) of Common Stock into which the shares of Preferred Stock held by such holder are then voluntarily convertible pursuant to Section 4(a) (without regard to the first two sentences of Section 4(c)), at each meeting of stockholders of the Corporation (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. Except (i) as provided by Sections 5(b) and 6(a) below, (ii) as provided for in respect of any other series of Preferred Stock authorized in accordance with the Corporation's Certificate of Incorporation, or (iii) as otherwise required by applicable law, the holders of Preferred Stock shall vote together with the holders of Common Stock and other outstanding series of Preferred Stock, if any, as a single class on all matters submitted to the vote of the holders of Common Stock except as otherwise provided herein. The holders of shares of Preferred Stock shall be entitled to notices of all meetings of holders of shares of Common Stock and to copies of any actions taken by the holders of Common Stock by written consent.

      (b) The affirmative vote or consent of holders of a majority of the outstanding shares of Preferred Stock, voting together as a separate class, will be required for any action which: (i) amends the Corporation's Certificate of Incorporation or Bylaws; (ii) otherwise alters or changes (including, without limitation, by amendment of the Corporation's Bylaws) the powers, preferences or special rights of the Preferred Stock; (iii) increases or decreases the authorized number of shares of preferred stock or Preferred Stock; (iv) creates (by reclassification or otherwise), authorizes or issues or obligates itself to create, authorize or issue any class or series of stock having rights, preferences and privileges senior to or on parity with the Preferred Stock; (v) effects a merger of the Corporation with another corporation in which the Corporation is not the surviving corporation or effects in a single transaction or pursuant to a series of related transactions the sale of the Corporation or substantially all of its assets or effect any transaction or series of transactions in which the holders of the Corporation's voting interests prior to such transaction or series of transactions hold 50% or less of the voting interests of the Corporation following such transaction or series of transactions except for (1) any wholly-owned subsidiary may merge into or consolidate with or transfer assets to any other wholly-owned subsidiary, and
(2) any wholly-owned subsidiary may merge into or transfer assets to the Corporation; (vi) effects any redemption, repurchase, payment of dividends or other distributions with respect to Junior Stock (except for acquisitions of Common Stock by the Corporation pursuant to agreements which permit the Corporation to repurchase such shares upon termination of services to the Corporation or in exercises of the Corporation's right of first refusal upon a proposed transfer not to exceed payments in the aggregate of $100,000 in any fiscal year); (vii) authorizes a public offering of the Common Stock; (viii) any voluntary dissolution, liquidation, or winding up of the Corporation; (ix) increases or decreases the authorized number of members of the Corporation's Board of Directors; (x) causes the Corporation to enter into or effect any transaction in connection with, an agreement, contract or other financial commitment requiring the payment by the Corporation of an aggregate of more than $100,000; (xi) authorizes capital expenditures by the Corporation in excess of the amount set forth in the annual operating budget approved by the Corporation's Board of Directors for the then current fiscal year; (xii) permits or creates liens on any of the Corporation's assets other than those liens and encumbrances in favor of the Corporation's lenders, purchase money liens and liens created pursuant to capital leases entered onto in the ordinary course of business; (xiii) terminates, hires, authorizes or issues an offer letter or the entering of into any employment agreement with respect to the positions of Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Chief Technical Officer or equivalent position; (xiv) authorizes a material change in the nature of the Corporation's business; (xv) incurs or assumes indebtedness in excess of $250,000 in any one transaction or series of related transactions;
(xvi) creates any subsidiaries or acquires the securities or assets of any other corporation, partnership or business, whether pursuant to an acquisition, investment, joint venture or otherwise for a purchase price in excess of $50,000; or (xvii) causes the Corporation to enter into or obligate itself to enter into any transactions with any affiliate of the Corporation other then employment agreements and restrictive covenants agreements entered into in the ordinary course of business consistent with past practice. It is understood that the foregoing restrictions bind the Corporation and its wholly-owned Subsidiaries similarly. The protective rights set forth in the preceding sentence will terminate and cease to apply on the first date on which there are outstanding less than 25% of the number of shares of Preferred Stock outstanding on the date the Preferred Stock is first issued by the Corporation.

      (c) The Corporation shall not amend this Certificate of Designation, or waive any provision hereof, without the approval, by vote or written consent, by the holders of at least a majority of the then outstanding shares of Series A Preferred Stock and Series A-1 Preferred Stock. Notwithstanding anything to the contrary herein or as provided by statute, (i) the consent of the holders of the Series A Preferred Stock, voting as a separate class, shall not be required in respect of any waiver or modification of the rights set forth herein unless the rights of the holders of the Series A Preferred Stock are adversely affected in manner differently than the rights of the Series A-1 Preferred Stock and (ii) the consent of the holders of the Series A-1 Preferred Stock, voting as a separate class, shall not be required in respect of any waiver or modification of the rights set forth herein unless the rights of the holders of the Series A-1 Preferred Stock are adversely affected in manner differently than the rights of the Series A Preferred Stock.

      Section 6. Redemption. The Corporation shall be obligated to redeem the Preferred Stock as set forth in this Section 6.

      (a) On and after the fifth anniversary of the date the Preferred Stock was first issued by the Corporation, the holders of at least a majority of the then outstanding shares of Preferred Stock, voting together as a separate class, may require the Corporation by written notice, to the extent it may lawfully do so, to redeem the Preferred Stock so requested no sooner than sixty (60) days after such notice and no later than one year of such notice as specified in such written notice ( "Redemption Date"). At least thirty (30) days but no more than sixty (60) days prior to the Redemption Date, the Corporation shall send a notice (a "Redemption Notice") to all holders of Preferred Stock setting forth
(i) the Redemption Price for the shares to be redeemed and (ii) the place at which such holders, to the extent that they so elect by furnishing a written notice to such effect within fifteen (15) days of receipt of the Redemption Notice, may obtain payment of the Redemption Price upon surrender of their share certificates. If the Corporation does not have sufficient funds legally available to redeem all shares to be redeemed at the Redemption Date, then it shall redeem such shares pro rata (based on the portion of the aggregate Redemption Price payable to them) to the extent possible and shall redeem the remaining shares to be redeemed as soon as sufficient funds are legally available. The Corporation shall effect such redemption on the Redemption Date by paying in cash in exchange for the shares of Preferred Stock to be redeemed a sum equal to the Series A Stated Amount plus accrued and unpaid dividends with respect to such shares. The total amount to be paid for the Preferred Stock is referred to as the "Redemption Price." Shares subject to redemption pursuant to this Section 6(a) shall be redeemed from each electing holder of Preferred Stock on a pro rata basis.

      (b) On the Redemption Date, holders of shares of Preferred Stock to be redeemed shall surrender such holder's certificates representing such shares to the Corporation in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption

Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by such certificates are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after such Redemption Date, unless there shall have been a default in payment of the Redemption Price or the Corporation is unable to pay the Redemption Price due to not having sufficient legally available funds, all rights of the holder of such shares as holder of Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificates), shall cease and terminate with respect to such shares; provided that in the event that shares of Series Preferred are not redeemed due to a default in payment by the Corporation or because the Corporation does not have sufficient legally available funds, such shares of Preferred Stock shall remain outstanding and shall be entitled to all of the rights and preferences provided herein.

      (c) In the event of an election for redemption of any shares of Preferred Stock by any holder thereof, the conversion rights as set forth in
Section 4 for such Preferred Stock shall terminate as to such shares so designated for redemption at the close of business on the fifth (5th) day preceding the Redemption Date, unless default is made in payment of the Redemption Price.

      (e) In the event that the Corporation fails on the Redemption Date to redeem the full number of shares of Preferred Stock scheduled to be redeemed on that Redemption Date for the full Redemption Price, for any reason including, but not limited to, lack of sufficient legally available funds, then (i) the Redemption Price owed on that Redemption Date shall accrue interest at fifteen percent (15%) per annum, payable quarterly in arrears, and (ii) if such Redemption Price is not paid in full within ninety (90) days of the Redemption Date, at the election of the holders of a majority of the Preferred Stock to be so redeemed, the Corporation shall either (i) initiate a rights offering to its shareholders (the "Rights Offering") or (ii) sell the Corporation. The Rights Offering shall be comprised of shares of Common Stock which shall be offered to the shareholders of the Company at a price per share equal to the Fair Market Value thereof, with a gross offering price equal to the Redemption Price not so paid on the Redemption Date. All shareholders shall have the right to participate in the Rights Offering in proportion to the shares of Common Stock (on an as-converted basis) owned by each, with a right of over-subscription. The Rights Offering shall be commenced within thirty (30) days after the date on which the holders of a majority of the outstanding shares of Preferred Stock to be so redeemed provide notice to the Corporation. The Corporation shall not have any obligation to conduct the Rights Offering unless such Rights Offering can be completed pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, and any registration requirements of any applicable state securities laws in the United States. All proceeds of the Rights Offering shall be used to fund the Redemption Price. If the holders of a majority of the outstanding shares of Preferred Stock elect to sell the Corporation, such holders shall take all reasonable steps, including engagement of an investment banker, and use their best efforts to consummate a sale of the Corporation as soon as practicable under the circumstances, but in all events within six (6) months after delivery of the Redemption Notice. If such holders and the Corporation are unable to consummate the sale of the Corporation within six (6) months after delivery of the Redemption Notice, such holders of Preferred Stock shall have the option to thereafter consummate the Rights Offering. If the holders of at least a majority of the outstanding shares of Preferred Stock subject to redemption on the Redemption Date shall vote or otherwise enter into an agreement to (A) sell at least a majority of the shares of Preferred Stock held by such holders to any person or group of persons who are not affiliated with such holders, or (B) enter into a transaction pursuant to which the Corporation agrees to merge with or into another entity or agrees to sell all or substantially all of the assets of the Corporation, then such holders may require that the Corporation, through its Board of Directors and subject to its fiduciary duties, recommend to its shareholders approval of such a transaction.

      IN WITNESS WHEREOF, Daleen Holdings, Inc. has caused this Certificate of Designations of Series A Preferred Stock and Series A-1 Preferred Stock to be signed and attested this ___th day of ______, 2004.

                                          DALEEN HOLDINGS, INC.

                                          By: ________________________________
                                          Name: ______________________________
                                          Title: _____________________________

  ATTEST:

_______________________________
 ____________, Secretary